Exhibit 99.1

CASELLA WASTE SYSTEMS, INC. ANNOUNCES PRICING FOR NEW CREDIT FACILITY

RUTLAND, VERMONT (October 7, 2016) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company (the “Company”), today announced that, in connection with its previously announced potential debt refinancing, Bank of America Merrill Lynch has advised the Company that certain financial institutions and other investors have provided commitments to fund a new term loan B facility in the amount of $350 million (the “Term Loan B Facility”) priced at 99.50% of the principal amount and a revolving line of credit facility in the amount of $160 million (the “Revolving Credit Facility” and, together with the Term Loan B Facility, the “Credit Facility”).

Upon closing, the Term Loan B Facility is expected to have a 7-year term and will bear interest at a rate of LIBOR plus 3.00% per annum (with a 1.00% LIBOR floor), which will be reduced to a rate of LIBOR plus 2.75% upon the Company reaching a consolidated net leverage ratio of 3.75x or less. The Revolving Credit Facility is expected to have a 5-year term and will initially bear interest at a rate of LIBOR plus 3.00% per annum, which shall be adjusted from an applicable rate of 2.50% to 3.25% depending on the Company’s consolidated net leverage ratio.

The closing of the Credit Facility is expected to be completed on October 17, 2016, subject to the negotiation, execution and delivery of definitive loan documentation and customary closing conditions. The Company intends to use the proceeds of the Credit Facility for the redemption of all of the Company’s outstanding 7.75% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”), the repayment in full of the Company’s existing senior secured asset-based revolving credit and letter of credit facility, which matures on February 2020 (or November 2018 if the Senior Subordinated Notes are not refinanced by then), transaction related fees and expenses, working capital and other purposes.

The Company expects the total cost of this transaction, including the call premium on the Senior Subordinated Notes to be redeemed and the discount on the new Term Loan B Facility, will be approximately $15 million. Total annual interest savings is expected to be approximately $11 million.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services in the northeastern United States. For further information, investors contact Ned Coletta, Chief Financial Officer at (802) 772-2239; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release, including, but not limited to, the statements regarding the Company’s plans, strategies and objectives for the Credit Facility, the terms of the Credit Facility, the timing and closing of the Credit Facility and the Company’s expectations regarding the use of proceeds of the Credit Facility, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. There can be no assurance that the Company will be able to complete the closing of the Credit Facility on the terms indicated or at all. We cannot guarantee that we actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: conditions in financial and capital markets, including the impact of prospective interest rate increases, could impact the Company’s ability to complete the closing of the Credit Facility on favorable terms, if at all; adverse weather conditions that have negatively impacted and may continue to negatively impact our revenues and our operating margin; current economic conditions that have adversely affected and may continue to adversely affect our revenues and our operating margin; we may be unable to increase volumes at our landfills or improve our route profitability; our need to service our indebtedness may limit our ability to invest in our business; we may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside our control; groundwater contamination discovered near our Southbridge landfill may delay our permitting activities at that landfill and result in costs and liabilities as well as impacting our disposal revenues at that site, each of which could impact our results of operations; we may be required to incur capital expenditures in excess of our estimates; fluctuations in energy pricing or the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations or meet our estimates; we may incur environmental charges or asset impairments in the future; and actions of activist investors and the cost and disruption of responding to those actions. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2015.

We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Ned Coletta

Chief Financial Officer

(802) 772-2239

Media:

Joseph Fusco

Vice President

(802) 772-2247

http://www.casella.com